Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LIONHEART ACQUISITION CORPORATION II

The present name of the corporation is Lionheart Acquisition Corporation II (the “Corporation”). The Corporation was incorporated under the name “Lionheart Acquisition Corp.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on December 23, 2019, which was amended and restated on August 13, 2020 (the “Prior Certificate of Incorporation”). This Second Amended and Restated Certificate of Incorporation of the corporation (as the same may be amended or amended and restated from time to time, this “Certificate of Incorporation”), which both restates and further amends the provisions of the Prior Certificate of Incorporation, was duly adopted by the Corporation’s Board of Directors (the “Board”) in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and was duly adopted by the Corporation’s stockholders at a meeting of the Corporation’s stockholders in accordance with the provisions of Section 211 of the DGCL.

The Prior Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of July 11, 2021, by and among the Corporation, Lionheart II Holdings, LLC, each limited liability company set forth on Schedule 2.1(a) thereto (the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) thereto (the “Members”), and John H. Ruiz, as the representative of the Members (such agreement, as amended, modified, supplemented or waived from time to time, the “MIPA”). As part of the transactions contemplated by the MIPA (the “Business Combination”), all 5,750,000 shares of the Corporation’s Class B Common Stock shall have converted on a 1-for-1 basis into 5,750,000 shares of the Corporation’s Class A Common Stock such that, upon the closing of the Business Combination, only Class A Common Stock and Class V Common Stock will be outstanding. All Class A Common Stock and Class B Common Stock issued and outstanding prior to the effectiveness of this Certificate of Incorporation and all Class A Common Stock and Class V Common Stock issued in connection with the Business Combination shall be Common Stock for all purposes of this Certificate of Incorporation.

The Prior Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is MSP Recovery, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at that address is Corporation Trust Center.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL as it now exists or may hereafter be amended and supplemented.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 8,760,000,000, consisting of three (3) classes as follows: (i) 5,500,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”); (ii) 3,250,000,000 shares of Class V common stock, par value $0.0001 per share (the “Class V Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”); and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

A. Common Stock. The powers (including voting powers), if any, preferences and relative, participating, optional, special and other rights, if any, and the qualifications, limitations and restrictions, if any, of each class of the Common Stock are as follows:

(1) Class A Common Stock.

(a) Voting. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock (including, without limitation, Class A Common Stock and Class V Common Stock) shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws of the Corporation (as amended or amended and restated from time to time, the “Bylaws”), or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation; provided, however, that except as may otherwise be required by applicable law, each holder of Common Stock (including, without limitation, Class A Common Stock and Class V Common Stock) shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. At each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person, by proxy or by consent in lieu of a meeting for each share of Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(b) No Cumulative Voting. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(c) Amendments. So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class A Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class A Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.

(d) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

(e) Stock Splits. Without the prior vote of the holders of a majority of the shares of Class A Common Stock then outstanding, no reclassification, subdivision or combination shall be effected on the Class A Common Stock unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the Class V Common Stock.

(f) Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock shall share ratably in the assets and funds of the Corporation available for distribution to stockholders of the Corporation.

(g) No Preemptive Rights. No holder of shares of Class A Common Stock shall be entitled to preemptive rights.

(h) Conversion. Class A Common Stock shall not be convertible into or exchangeable for any other class or series of capital stock of the Corporation.

(2) Class V Common Stock.

(a) Voting. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock (including, without limitation, Class A Common Stock and Class V Common Stock) shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws, or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation; provided, however, that except as may otherwise be required by applicable law, each holder of Common Stock (including, without limitation, Class A Common Stock and Class V Common Stock) shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. At each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of shares of Class V Common Stock on the relevant record date shall be entitled to cast one (1) vote in person, by proxy or by consent in lieu of a meeting for each share of Class V Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(b) No Cumulative Voting. The holders of shares of Class V Common Stock shall not have cumulative voting rights.

(c) Amendments. So long as any shares of Class V Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class V Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class V Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.

(d) No Dividends. Shares of Class V Common Stock shall be deemed to be a non-economic interest. The holders of Class V Common Stock shall not be entitled to receive any dividends (including cash, stock or property) or other distributions in respect of their shares of Class V Common Stock.

(e) Stock Splits. Without the prior vote of the holders of a majority of the shares of Class V Common Stock then outstanding, no reclassification, subdivision or combination shall be effected on the Class V Common Stock unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the Class A Common Stock.

(f) Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class V Common Stock shall not be entitled to receive any assets or funds of the Corporation available for distribution to stockholders of the Corporation.

(g) No Preemptive Rights. No holder of shares of Class V Common Stock shall be entitled to preemptive rights.

(h) Status of Converted, Redeemed, Exchanged or Cancelled Shares. If any share of Class V Common Stock is converted, redeemed, exchanged or otherwise acquired by the Corporation, in any manner whatsoever, or is cancelled pursuant to this Certificate of Incorporation, the share of Class V Common Stock so acquired or cancelled shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, for no consideration being paid or issued with respect to such retirement and cancellation. Any share of Class V Common Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Class V Common Stock.

(3) Exchange and Cancellation of Shares of Class V Common Stock. To the extent that any holder of shares of Class V Common Stock exercises its right pursuant to the Amended and Restated Limited Liability Company Agreement of Lionheart II Holdings, LLC, a Delaware limited liability company (“Lionheart II Holdings”) effective as of the date hereof (as amended or amended and restated from time to time, the “Lionheart II Holdings LLC Agreement”), to have its Class B Paired Interests (as defined in the Lionheart II Holdings LLC Agreement and hereinafter, the “Class B Paired Interests”) exchanged in accordance with Article XI of the

Lionheart II Holdings LLC Agreement, then upon the surrender of the Class B Units (as defined in the Lionheart II Holdings LLC Agreement and hereinafter, the “Class B Units”) and shares of Class V Common Stock comprising the Class B Paired Interests to be so exchanged, and simultaneous with the payment of, at the Corporation’s election, cash or shares of Class A Common Stock to the holder of such Class B Paired Interests, the shares of Class V Common Stock comprising part of the Class B Paired Interests shall be automatically (and without any further action on the part of the Corporation or the holder thereof) cancelled for no consideration.

(4) Transfer of Shares of Class V Common Stock.

(a) Automatic Transfer. The transfer of one or more Class B Units in accordance with Article X of the Lionheart II Holdings LLC Agreement shall result in the automatic transfer of an equal number of share(s) of Class V Common Stock to the same transferee. No holder of one or more shares of Class V Common Stock shall transfer such share(s) other than with an equal number of Class B Units (as adjusted to account for any subdivision (by split, subdivision, exchange, dividend, reclassification, recapitalization or otherwise), combination (by reverse split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Units into a greater or lesser number occurring after the first issuance of shares of Class V Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class V Common Stock), in accordance with the Lionheart II Holdings LLC Agreement. The transfer restrictions described in this Section A(4)(a) of this Article Fourth are referred to as the “Restrictions.”

(b) Transfers in Violation of the Restrictions. Any purported transfer of shares of Class V Common Stock in violation of the Restrictions shall, to the fullest extent permitted by applicable law, be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported transferee of shares of Class V Common Stock (the “Purported Owner”) in violation of the Restrictions, then the Purported Owner shall, to the fullest extent permitted by applicable law, not obtain any rights in and to such Class V Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall, to the fullest extent permitted by applicable law, not be recognized by the Corporation or its transfer agent.

(c) Action of the Board of Directors. Upon a determination by the Board that a Person has attempted or is attempting to transfer or to acquire Restricted Shares, or has purportedly transferred or acquired Restricted Shares, the Board may take such lawful action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including, to the fullest extent permitted by applicable law, to cause the Corporation’s transfer agent to refuse to record the Purported Owner’s transferor as the record owner of the shares of Class V Common Stock, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.

(d) Automatic Cancellation of Shares of Class V Common Stock. Notwithstanding the Restrictions, (i) in the event that any outstanding shares of Class V Common Stock shall cease to be held by the same registered holder of Class B Units, such shares of Class V Common Stock shall be automatically (and without action on the part of the Corporation or the holder thereof) cancelled for no consideration and (ii) in the event that any registered holder of shares of Class V Common Stock no longer holds an equal number of shares of Class V Common Stock and of Class B Units (as adjusted to account for any subdivision (by split, subdivision, exchange, dividend, reclassification, recapitalization or otherwise), combination (by reverse split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Units into a greater or lesser number occurring after the first issuance of shares of Class V Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class V Common Stock), the shares of Class V Common Stock registered in the name of such holder that exceed the number of Class B Units held by such holder shall be automatically (and without further action on the part of the Corporation or such holder) be cancelled for no consideration.

(e) Regulations and Procedures. The Board may, to the fullest extent permitted by applicable law, from time to time establish, modify, amend or rescind, by bylaw provision or otherwise, regulations and procedures that are consistent with the provisions of this Section (A)(4) of this Article Fourth and the Lionheart II Holdings LLC Agreement for determining whether any transfer or acquisition of shares of Class V Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section (A)(4) of this Article Fourth. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Corporation’s transfer agent and shall be made available for inspection by any prospective transferee of shares of Class V Common Stock and, upon written request, shall be mailed or otherwise delivered, as determined by the Corporation, to a holder of shares of Class V Common Stock.

(f) Implementation of Restrictions. The Board shall, to the fullest extent permitted by applicable law, have all powers necessary to implement the Restrictions, including, without limitation, the power to prohibit the transfer of any shares of Class V Common Stock in violation thereof.

(5) Certificates Evidencing Shares of Class V Common Stock. All certificates or book-entries representing shares of Class V Common Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION, AS AMENDED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF LIONHEART ACQUISITION CORPORATION II AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR.

B. Preferred Stock. The Board is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, without a separate vote of the holders of the Preferred Stock as a class.

C. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

FIFTH: The Corporation shall at all times reserve and keep available a sufficient number of shares out of its authorized but unissued shares of Class A Common Stock solely for the purpose of issuance upon exchange of the outstanding Class B Units pursuant to the Lionheart II Holdings LLC Agreement; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such exchange of Class B Units pursuant to the Lionheart II Holdings LLC Agreement by delivering cash in lieu of shares in accordance with the Lionheart II Holdings LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock issued pursuant to Lionheart II Holdings LLC Agreement shall, upon issuance, be validly issued, fully paid and non-assessable. The Corporation shall at all times reserve and keep available a sufficient number of shares out of its authorized but unissued shares of Class A Common Stock solely for the purpose of issuance upon exercise of the Parent Public Warrants, Parent Private Warrants and the New Warrants (each as defined in the MIPA).

SIXTH: Subject to applicable law, including any vote of the stockholders required by applicable law, the Corporation:

(a) shall undertake all lawful actions, including, without limitation, a subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or a similar reclassification or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class A Units (as defined in the Lionheart II Holdings LLC Agreement and hereinafter, the “Class A Units”) owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, (i) shares of restricted stock of the Corporation issued pursuant to a Corporation equity plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto, (ii) treasury shares of the Corporation, (iii) non-economic voting shares of the Corporation, such as shares of Class V Common Stock, or (iv) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable or exchangeable for shares of Class V Common Stock (except to the extent the net proceeds from such other securities, including, without limitation, any exercise or purchase price payable upon conversion, exercise or exchange thereof, have been contributed by the Corporation to the equity capital of Lionheart II Holdings) (clauses (i), (ii), (iii) and (iv), collectively, the “Disregarded Shares”);

(b) shall not undertake or authorize any subdivision (by any stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Class A Units to maintain at all times, subject to the provisions of this Certificate of Incorporation, a one-to-one ratio between the number of Class A Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares; and

(c) shall not issue, transfer or deliver from treasury shares or repurchase or redeem shares of Class A Common Stock (including shares issued in respect of Preferred Stock or other debt or equity securities that are convertible into or exercisable for shares of Class A Common Stock) in a transaction not contemplated by the Lionheart II Holdings LLC Agreement unless in connection with any such issuance, transfer, delivery, repurchase or redemption the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of Class A Units owned by the Corporation shall equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares.

SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(a) Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate of Incorporation.

(b) Number of Directors. Subject to the terms of any one or more outstanding series of Preferred Stock, the number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws.

(c) Election and Term. The Board shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. Class I directors shall initially serve for a term expiring immediately following the Corporation’s first annual meeting of stockholders held following the effective date of this Certificate of Incorporation (the “First Annual Meeting”). Class II directors shall initially serve for a term expiring immediately following the Corporation’s second annual meeting of stockholders held following the effective date of this Certificate of Incorporation. Class III directors shall initially serve for a term expiring immediately following the Corporation’s third annual meeting of stockholders following the effective date of this Certificate of Incorporation. Commencing with the First Annual Meeting, the directors of the class to be elected at each annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, disqualification or removal. In the event of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned by resolution of the Board as nearly equal as possible.

(d) Removal of Directors. Any director or the entire Board may be removed (i) at any time prior to the date on which the voting power of John H. Ruiz and his affiliates (the “Founder Holder”) represent less than fifty percent (50%) of the voting power of all of the then outstanding shares of the Corporation generally entitled to vote (the “Voting Rights Threshold Date”) by a simple majority voting together as a single class, with or without cause, notwithstanding the classification of the Board, and (ii) at any time from and after the Voting Rights Threshold Date, solely for cause and only by the affirmative vote of the holders of at least 662/3% of the voting power of all of the then outstanding shares of the Corporation generally entitled to vote thereon, voting together as a single class.

(e) Resignation; Vacancies. Any director may resign at any time upon notice to the Corporation. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

(f) Automatic Increase/Decrease in Authorized Directors. If the holders of any series of Preferred Stock then outstanding have the right to elect one or more directors during any period, then upon commencement of, and for the duration of, the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of specified directors, and the holders of such series of Preferred Stock shall be exclusively entitled to elect such director or directors; and (ii) each such director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates, whichever occurs earlier, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, whenever the holders of any series of Preferred Stock then outstanding having the right to elect one or more directors are divested of such right by or pursuant to the provisions of this Certificate of Incorporation, the term of office of each such director elected by the holders of such series of Preferred Stock, or elected to fill any vacancy resulting from the death, resignation, disqualification or removal of each such director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

(g) No Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

(h) Amendment of Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board is expressly authorized to make, alter, amend and repeal the Bylaws. In addition to any affirmative vote required by this Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive, at any time (i) prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Corporation generally entitled to vote, voting together as a single class, and (ii) from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 662/3% in voting power of the then outstanding shares of stock of the Corporation generally entitled to vote, voting together as a single class.

(i) Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

EIGHTH: Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, (i) prior to the Voting Rights Threshold Date, any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by a written consent of stockholders in lieu of a meeting of stockholders and (ii) from and after the Voting Rights Threshold Date, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by a written consent of stockholders in lieu of a meeting of stockholders.

NINTH: The following indemnification provisions shall apply to the persons enumerated below.

(a) Limited Liability of Directors. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without further action by the Corporation.

(b) Indemnification and Advancement. The Corporation shall indemnify, advance expenses to and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (“Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or her of any action (or failure to act) on his or her part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article Ninth. “Enterprise” means the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent. The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section (b) of this Article Ninth shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws or otherwise.

(c) Change in Rights. Any alteration, amendment, addition to, repeal or modification of this Article Ninth, or adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article Ninth, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal, modification or adoption, or increase the liability of any director of the Corporation with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal, modification or adoption.

TENTH: The Corporation shall have no interest or expectancy in, or in being offered an opportunity to participate in, and hereby renounces, to the fullest extent permitted by applicable law, any corporate opportunity (a) with respect to any lines of business, business activity or business venture conducted by any holder of outstanding shares of Common Stock, any affiliate of such holder or any director, officer or stockholder of such holder or any affiliate of such holder (collectively, the “Relevant Persons” and each, a “Relevant Person”) on the date of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Opportunity Effective Date”) and (b) received by, presented to, or originated by, a Relevant Person after the Opportunity Effective Date solely in such Relevant Person’s capacity as a Relevant Person (and not in his, her or its capacity as a director, officer or employee of the Corporation).

ELEVENTH: The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(a) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder, or

(iv) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

(b) For purposes of this Article Eleventh, references to:

(i) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) “associate,” when used to indicate a relationship with any person, means (A) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (B) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii) “Founder Holder Direct Transferee” means any person that acquires (other than in a registered public offering) directly from the Founder Holder or any of his successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(iv) “Founder Holder Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Founder Holder Direct Transferee or any other Founder Holder Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(v) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means: (A) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article Eleventh is not applicable to the surviving entity; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; (C) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under

Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3)-(5) of this subsection (C) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (D) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or (E) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (A)-(D) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(vi) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article Eleventh, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(vii) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (A) is the owner of 15% or more of the outstanding voting stock of the Corporation, (B) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (C) the affiliates and associates of any such person described in clauses (A) and (B); provided, however, that “interested stockholder” shall not include (I) the Founder

Holder, any Founder Holder Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (II) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (II) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(viii) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: (A) beneficially owns such stock, directly or indirectly; or (B) has (I) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (II) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (II) of subsection (B) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(ix) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(x) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xi) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article Eleventh to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (a) derivative action or proceeding brought on behalf of the Corporation, (b) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) action asserting a claim governed by the internal affairs doctrine of the State of Delaware.

The federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. The provisions of this Article Twelfth shall not preclude or contract the scope of exclusive federal jurisdiction for suits brought under the Exchange Act or the rules and regulations promulgated thereunder.

If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Twelfth.

THIRTEENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article Thirteenth. In addition to any affirmative vote required by applicable law or this Certificate of Incorporation, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 662/3% in voting power of the then outstanding shares of stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Article Seventh or Article Eighth or this sentence.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Second Amended and Restated Certificate of Incorporation this May 23, 2022.

LIONHEART ACQUISITION CORPORATION II

By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Office: Chairman and CEO

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